As filed with the Securities and Exchange Commission on September 27, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

McCormick & Company, Incorporated

(Exact name of registrant as specified in its charter)

Maryland	52-0408290
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

18 Loveton Circle Sparks, Maryland	21152-6000
(Name and address of agent for service)	(Zip code)

McCormick & Company, Incorporated Non-Qualified Retirement Savings Plan

(Full title of the plan)

Jeffery D. Schwartz

McCormick & Company, Incorporated

18 Loveton Circle

Sparks, Maryland 21152

(Name and address of agent for service)

(410) 771-7301

(Telephone number, including area code, of agent for service)

Copies to:

Alan L. Dye

C. Alex Bahn

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	106,749 shares(1)	$96.14(2)	$10,262,849	$1,189
Deferred Compensation Obligations(3)	$30,000,000	100%	$30,000,000	$3,477
Total			$40,262,849	$4,666

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional shares of the Common Stock that may become issuable under the plan referenced above by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on September 25, 2017.
(3)	The Deferred Compensation Obligations are unsecured obligations of McCormick & Company, Incorporated to pay deferred compensation in the future in accordance with the terms of the McCormick & Company, Incorporated Non-Qualified Retirement Savings Plan.

PART I

INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” into this registration statement information contained in the documents we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this registration statement until the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold (in no event, however, will any of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Commission be incorporated by reference into, or otherwise included in, this prospectus):

(a)	The registrant’s Annual Report on Form 10-K for the year ended November 30, 2016 (including the portions of our definitive proxy statement for our 2017 annual meeting of shareholders incorporated by reference therein);

(b)	The registrant’s Quarterly Reports on Form 10-Q, for the quarterly periods ended February 28, 2017 and May 31, 2017;

(c)	The registrant’s Current Reports on Form 8-K, filed on January 10, 2017, January 24, 2017, April 3, 2017, May 24, 2017, July 19, 2017, August 7, 2017, August 11, 2017 and August 17, 2017; and

(d)	The registrant’s description of the Common Stock contained in our registration statement on Form 8-A dated August 30, 2001.

Item 4.	Description of Securities

(a) Common Stock.

Not applicable (the Common Stock is registered under Section 12 of the Securities Exchange Act of 1934).

(b) Deferred Compensation Obligations

Under the McCormick & Company, Incorporated Non-Qualified Retirement Savings Plan (the “Plan”), participants may defer a portion of their eligible compensation. Specifically, participants may defer up to 80% of their annual base salary and bonus (or, in the case of directors, up to 100% of their annual director fees). The registrant may also make discretionary contributions to participant accounts under the Plan, as determined by the registrant in its sole discretion, and certain matching contributions, non-elective contributions and transition credits to participants who meet certain eligibility requirements.

Amounts deferred by a participant under the Plan will be credited to a deferral contribution account which account will be used solely as a device for the measurement of amounts to be paid to the participant under the Plan and, even if set aside in a “rabbi” trust, represents an unfunded, unsecured promise by the registrant to pay such amounts in the future. Amounts contributed by the registrant under the Plan, if any, will be credited to a discretionary contribution, matching contribution, non-elective contribution or transition credit account, as applicable, in the name of the participant which account will be used solely as a device for the measurement of amounts to be paid to the participant under the Plan and, even if set aside in a “rabbi” trust, will represent an unfunded, unsecured promise to pay such amounts in the future. Participant accounts do not represent ownership, or any ownership interest in, any particular assets; however, the value of a participant’s account(s) will be adjusted in accordance with the hypothetical investment(s) chosen by the participant, as described below.

Participants may elect from a list of hypothetical investments, including a hypothetical investment in the registrant’s Common Stock, among which the deferral contributions, discretionary contributions, matching contributions, non-elective contributions and transition credits may be allocated. Participants may change their investment allocations (other than Common Stock, as discussed below) at any time, subject to reasonable administrative restrictions. With respect to the registrant’s Common Stock hypothetical investment, participants are permitted to increase or decrease allocations to the Common Stock hypothetical investment in accordance with such rules, regulations, and procedures as the compensation committee or management committee, as applicable, or its designee may establish from time to time.

Participants will at all times be 100% vested in all deferral contributions and all registrant matching contributions. Unless otherwise specified by the compensation committee or management committee, as applicable, participants will not vest in employer discretionary contributions, non-elective contributions or transition credits until the earlier of the date on which the participant completes three years of service under the registrant’s 401(k) Retirement Plan and the date on which the participant has attained at least age 55. Participant will also be entitled to accelerated vesting upon certain events, including termination of employment or of the plan upon a change of control, or partial accelerated vesting upon certain terminations of employment, death or disability.

Unless otherwise specified by a participant, the registrant’s obligations under the Plan (the “Deferred Compensation Obligations”) will generally be payable in a lump sum six months after the participant has a separation from service with the registrant (as defined in Section 409A of the Internal Revenue Code (“Section 409A”)). Participants may elect to receive their account balance(s) upon a separation from service or upon an interim distribution date, and may elect to receive the payment in a lump sum or in annual installments over a 5, 10, 15 or 20-year period. Any portion of a participant’s account balance(s) not paid as of a change in control (as defined in the Plan) will be paid in a lump sum within 10 days after a change in control. Upon death, a participant’s account balance(s) will be paid to the participant’s designated beneficiary. Participants are also able to make early withdrawals in the event of a financial emergency, to the extent permitted by Section 409A.

The Deferred Compensation Obligations are unsecured general obligations of the registrant to pay in the future the value of the account balance(s), as adjusted to reflect the hypothetical gains and losses resulting from the hypothetical investment(s). The Deferred Compensation Obligations will rank without preference with other unsecured indebtedness of the registrant outstanding from time to time and are subject to the risks of the registrant’s insolvency.

The Deferred Compensation Obligations will be paid in cash; provided, however, that if a participant has elected to allocate all or a portion of his or her deferral contributions, discretionary contributions, matching contributions or non-elective contributions to the registrant’s Common Stock hypothetical investment at the time distributions are made, such obligations will be paid in the registrant’s Common Stock. The Deferred Compensation Obligations are nonassignable.

The registrant may amend or terminate the Plan at any time; provided, however, that no such amendment or termination may adversely affect the rights of participants or their beneficiaries with respect to amounts credited to their account(s) prior to such amendment or termination without the written consent of the participant, except to the extent required by applicable law.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The registrant’s charter contains a provision that eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law. The registrant’s bylaws require the registrant to indemnify its directors and officers (and permit the registrant to indemnify certain other parties) to the fullest extent permitted from time to time by Maryland law.

The Maryland General Corporation Law requires a Maryland corporation to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity (unless its charter provides otherwise, which the registrant’s charter does not). The Maryland General Corporation Law also permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification (and then only for expenses). In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking (that may be unsecured but must be an unlimited general obligation) by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The registrant also maintains for the benefit of its directors and officers insurance covering certain liabilities asserted against or incurred by such persons in their capacity as, or as a result of their position as, director or officer. This insurance may afford protection for liabilities not subject to indemnification under the registrant’s bylaws and the Maryland General Corporation Law.

Additionally, on March 26, 2014, the registrant entered into indemnification agreements with each of its directors and executive officers, utilizing the standard form of indemnification agreement approved by the board of directors. The indemnification agreements require the registrant to indemnify a director or an executive officer and to advance expenses on behalf of such director or executive officer to the fullest extent permitted by applicable law and establish the procedures by which a director or an executive officer may request and receive indemnification. The agreements are in addition to other rights to which a director may be entitled under the registrant’s charter, bylaws, and applicable law.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The exhibits to this registration statement are listed in the Exhibit Index, which appears elsewhere and are incorporated by reference herein.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description of Document

4.1	Non-Qualified Retirement Savings Plan, with an effective date of February 1, 2017, in which directors, officers and certain other management employees participate, a copy of which Plan document was attached as Exhibit 10(v) of the registrant’s Form 10-Q for the quarter ended February 28, 2017, File No. 1-14920, as filed with the Securities and Exchange Commission on March 28, 2017, and incorporated by reference herein.

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Baltimore, State of Maryland, on the 27th day of September, 2017.

MCCORMICK & COMPANY, INCORPORATED

By:	/s/ Lawrence E. Kurzius
Lawrence E. Kurzius Chairman, President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 27th day of September, 2017.

Signature	Title

/s/ Lawrence E. Kurzius	Chairman, President, Chief Executive Officer and Director
Lawrence E. Kurzius

/s/ Michael R. Smith	Executive Vice President and Chief Financial Officer
Michael R. Smith

/s/ Christina M. McMullen	Vice President and Controller, Chief Accounting Officer
Christina M. McMullen

A majority of the Board of Directors:

J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Patricia Little, Michael D. Mangan, Maritza G. Montiel, Margaret M.V. Preston, Gary Rodkin, Jacques Tapiero, Tony Vernon and Alan D. Wilson.

By:	/s/ Jeffery D. Schwartz
Jeffery D. Schwartz Attorney-in-Fact